Exhibit 6.1

PROMISSORY NOTE

$142,000.00	Effective June 29, 2023

FOR VALUE RECEIVED, Landa App LLC - 1007 Leeward Way Jonesboro GA LLC, an individual series of Landa App LLC, a Delaware series limited liability company (the “Borrower”), having an address for purposes of notice and legal process at 6 West 18th Street 12th Floor, New York, New York 10011, promises to pay to the order of FTF Lending, LLC, a Delaware Limited Liability Company (the “Lender”), having an address for purposes of notice and legal process at 1300 E. 9th St., Suite 800, Cleveland, OH 44114, or at such other place as may be designated in writing by the holder of this Note, the principal sum of $142,000.00 in lawful money of the United States of America, together with interest thereon to be computed from the date hereof at the Applicable Interest Rate or Default Rate (as applicable), and to be paid in accordance with the terms of this Note.

1.	BORROWER’S PROMISE TO PAY.

1.1	In return for a loan made by Lender to Borrower secured by that certain Mortgage (as hereinafter defined), Borrower promises to pay $142,000.00 (the “Principal” or “Total Available Funds”), plus interest and other sums due, to the order of Lender, in accordance with the terms of this Note. Borrower will make all payments under this Note in the form of a federal funds transfer to an account designated by Lender or in such other acceptable method of payment as may be designated by Lender. Borrower understands that Lender may transfer this Note. Lender or anyone who takes this Note by transfer and who is entitled to receive payments under this Note is hereinafter called the “Note Holder”.

2.	INTEREST.

2.1	Absent an Event of Default (as hereinafter defined), interest under this Note shall be due and payable at the “Applicable Interest Rate” (as hereinafter defined) from the date the proceeds have been distributed to or on behalf of the Borrower through the Maturity Date, as the same may be extended, or through the earlier prepayment of the Loan in full. The term “Applicable Interest Rate”, as used herein, shall mean an interest rate equal to 11.00% per annum. Interest for any month or fractional part thereof shall be calculated on the basis of a 30-day month and 360-day year, shall accrue on a monthly basis, and shall be due and payable hereunder monthly.

3.	PAYMENT TERMS.

3.1	Borrower agrees to pay sums under this Note in installments as follows:

3.1.1	On the date hereof in the sum of $86.78 representing interest only from the date of this Note through June 30, 2023; and

3.1.2	Commencing on July 1, 2023, interest shall accrue in accordance with the terms of this Note, and Borrower shall tender Borrower’s first interest payment to Lender on August 1, 2023 and on the first day of each month thereafter (“Monthly Payment Date”).

3.2	All accrued and unpaid interest and the unpaid principal balance hereof are due and payable on the earlier to occur of (i) July 1, 2024 (the “Maturity Date”), or (ii) the date on which the Indebtedness (hereinafter defined) becomes immediately due and payable hereunder. Lender shall include in any final payoff figure the accrual of interest against the Total Released Funds.

3.3	On the date hereof, Borrower shall pay to Lender an origination fee in the sum of $2,982.00 which amount shall be fully earned on the date of this Note.

3.4	On the date hereof, Borrower shall pay to Lender all of Lender’s costs and expenses related to this Loan, including, without limitation, Loan servicing fees, appraisal, policy of title insurance and endorsements, recordation of the Mortgage (defined below), Lender’s reasonable attorneys’ fees, broker’s origination fee (if any), broker’s processing fee (if any), and all other costs and expenses reflected on the settlement statement prepared by the title company serving as escrow agent for closing of the loan.

3.5	Borrower shall have an option to extend the Maturity Date one (1) three (3) month period from the Maturity Date (each, an “Extension Term”), for a fee payable to Lender equal to 1.0% of the Principal, (or 1.0 % of the Principal minus any Minimum Release Price(s) paid by Borrower pursuant to the Property Release Agreement, as applicable) provided that (i) there is no ongoing Event of Default under this Note or the Loan Documents, unless Lender has provided Borrower written notice that it is willing to waive the Event of Default with respect to entering into said extension, and such waiver is not to be construed as a waiver of any right to enforce this provision or any other rights in this Note; (ii) Borrower has delivered written notice to Lender that they wish to exercise such extension at least 7 business days prior to the first day of each Extension Term; and (iii) Borrower has progressed construction satisfactory to Lender, in its sole and absolute discretion. The Maturity Date established by each Extension Term shall be known as the “Extended Maturity Date”.

3.6	Borrower shall complete all repairs, replacements and other work listed on Exhibit A, if any, of this Note (collectively, the “Work”), which repairs shall be completed lien-free and in a good and workmanlike manner and in accordance with all applicable laws, rules, ordinances and regulations. Notwithstanding the foregoing, Lender shall have no obligation to provide additional funds to Borrower to pay for the completion of the Work.

4.	Deed to Secure Debt, Security Agreement, Assignment of Leases and Rents and Fixture Filing.

4.1	This Note is a secured by (a) a mortgage lien in the principal sum of $142,000.00 evidenced by a certain Deed to Secure Debt, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the “Mortgage”) of even date herewith given by Borrower to Lender encumbering certain real estate situated in the County of Clayton, State of Georgia, and more commonly known as 1007 Leeward Lane, Jonesboro, Georgia 30238 (individually and collectively, the “Property”), and (b) certain other instruments and agreements dated of even date herewith or executed pursuant to this transaction from time to time by Borrower, principal, surety, Guarantor, member, manager, endorser or any other parties for the benefit of Lender (said documents and agreements and all other documents and agreements evidencing or securing the loan, are hereinafter referred to, collectively as the “Loan Documents”). All of the terms, covenants, conditions and agreements contained in the Mortgage are hereby incorporated herein and made a part hereof.

5.	APPLICATION OF PAYMENTS.

5.1	Each payment made by Borrower shall be applied as follows, which, after the occurrence and during the continuance of an Event of Default, shall be at the discretion of Lender:

5.1.1	First, to any costs of collection hereunder; and

5.1.2	Then, to any unpaid costs or balances of advances (excluding the original advance of the Principal) made by Lender in connection with the Mortgage and/or any of the Loan Documents and/or this Note and to any other amounts which may be overdue on account of any of the several terms, provisions, conditions or covenants contained in this Note, the Mortgage and the Loan Documents; and

5.1.3	Then, to late charges and any other fees or charges due hereunder if any; and

5.1.4	Then, to interest then due and payable hereunder (at the Default Rate, if applicable); and

5.1.5	The remainder to the Principal balance hereof.

5.2	Monthly installments of interest shall be paid when due, regardless of the prior acceptance by Lender of payments in excess of the regular monthly installment of interest.

5.3	The designation or allocation by Borrower of the disposition or allocation of any payments made will not be binding upon Lender and such payments shall instead be allocated in accordance with Section 5.1 herein; provided that, upon the occurrence and during the continuance of an Event of Default, Lender may allocate any and all such payments to interest, principal and other fees and charges due hereunder or to any one or more of them, in such amount, priorities and proportions as Lender may determine in its sole discretion in accordance with the terms hereof.

6.	DEFAULT AND ACCELERATION.

6.1	It is hereby expressly agreed that (A) the whole of the principal sum of this Note, (B) interest, default interest, late charges, fees and other sums, as provided in this Note, (C) all other monies agreed or provided to be paid by Borrower in this Note, the Mortgage or the Loan Documents, (D) all sums advanced pursuant to the Mortgage and/or the Loan Documents, and (E) all sums advanced and costs and expenses incurred by Lender in connection with the Indebtedness (as hereinafter defined) or any part thereof, any renewal, extension, or change of or substitution for the Indebtedness or any part thereof, or the acquisition or perfection of the security granted pursuant to the Mortgage and the other Loan Documents, whether made or incurred at the request of Borrower or Lender (the sums referred to in (A) through (E) above shall collectively be referred to as the “Indebtedness”) shall, WITHOUT NOTICE (unless otherwise provided herein), become immediately due and payable at the option of the Note Holder upon the happening of any of the following events (each, an “Event of Default”):

6.1.1	Borrower fails to pay any amount due to Lender under this Note, within 10 days after the due date for such payment;

6.1.2	Borrower fails to keep, observe or perform any other promise, condition or agreement contained in this Note, the Mortgage, the Loan Documents or any other documents described herein or delivered in connection herewith or is otherwise in default under the terms, covenants and conditions of this Note, the Mortgage and the Loan Documents, and such failure or default is not remedied within 30 days after written notice to Borrower thereof, provided, however, that if such failure or default is not capable of being cured or remedied within said 30 day period, then if Borrower fails to promptly commence to cure the same and thereafter diligently prosecute such cure to completion but in any event within 60 days after notice thereof;

6.1.3	There is a material misstatement in any certificate and/or certification delivered in connection with this Note, the Mortgage, and other Loan Documents, or any representation, disclosure, warranty, statement, financial information, application and/or other instrument, record, documentation or paper made or furnished by or on behalf of Borrower in connection with this Note shall be materially misleading, untrue or incorrect as of the later of (i) the date hereof or (ii) when made;

6.1.4	A receiver, liquidator or trustee shall be appointed for Borrower or for any of its property, an assignment shall be made for the benefit of creditors, Borrower or a member or manager of Borrower shall be adjudicated as bankrupt or insolvent, or any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Reform Act of 1978 codified as 11 U.S.C. § 101 et seq., and the regulations issued thereunder, both as hereafter modified from time to time (the “Federal Bankruptcy Code”), or any similar federal or state statute, shall be filed by or against Borrower, unless such appointment, assignment, adjudication or petition was involuntary, in which event only if the same is not discharged, stayed or dismissed within 60 days;

6.1.5	A final judgment for the payment of money shall be rendered against Borrower or a member or manager of Borrower which would materially adversely affect Borrower’s ability to make payments under this Note and Borrower or such member or manager shall not discharge the same or cause it to be discharged within 30 days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered within 10 days, or shall not thereafter secure a stay of execution pending such appeal;

6.1.6	Borrower or a member or manager of Borrower shall have concealed, removed and/or permitted to be concealed or removed any substantial part of its property and/or assets with the intent to hinder, delay or defraud Lender of any of its property and/or assets which may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law now or hereafter enacted, or if Borrower shall have made any transfer of any of its property and/or assets to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or if Borrower shall have suffered or permitted to be suffered, while insolvent, any creditor to obtain a lien upon any of its property and/or assets through legal proceedings or distraint which is not vacated within 60 days from the date of entry thereof;

6.1.7	Borrower defaults under any other note, instrument, agreement, contract, pledge, mortgage or encumbrance evidencing and/or securing the Indebtedness or any other indebtedness of Borrower to Lender, now existing or hereinafter arising, and such event or occurrence is not remedied or cured within 10 days after notice thereof or an “event of default” (as defined in such other note, instrument, agreement, contract, pledge, mortgage or encumbrance) shall have occurred; or

6.1.8	If, without the written consent of Lender, the interest of any member or manager of Borrower is assigned or transferred, the Borrower is dissolved, or the manager withdraws, resigns or is replaced, unless due to the death or disability of the manager.

6.2	After the occurrence of an Event of Default, Lender may accept any payments from Borrower without prejudice to the rights and remedies of Lender provided herein or in the Mortgage or the Loan Documents.

7.	DEFAULT INTEREST/LATE CHARGES.

7.1	The Default Rate (as hereinafter defined) shall remain in effect until any and all Events of Default shall have been cured. In addition, the Default Rate (as hereinafter defined) shall remain in effect during any period of default even upon the acceleration of the indebtedness evidence by this Note. The Default Rate (as hereinafter defined) shall be in effect at all times after the maturity of the Indebtedness (whether on the Maturity Date, by acceleration or otherwise). Upon acceleration or maturity, the Default Rate (as hereinafter defined) shall remain in effect until all sums due under this Note, the Mortgage and the Loan Documents shall have been paid in full. Any amount assessed or collected as interest under the Note will be limited to the maximum amount of interest allowed by applicable law. If interest collected under the Note exceeds the maximum lawful amount, then any amount will be applied first to the unpaid principal balance with any remainder refunded to the Borrower. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, or as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

7.2	Except for any payment of the Indebtedness after acceleration, if any payment (or part thereof) provided for herein shall not be made when due, a late charge of $0.06 for each $1.00 so overdue shall become immediately due and payable to the Note Holder as liquidated damages for failure to make prompt payment and the same shall be secured by the Mortgage. This fee is not a penalty, but a fee reasonably calculated to reimburse the Note Holder for administrative and staff time. Such charge shall be payable in any event no later than the due date of the next subsequent installment or, at the option of Note Holder, may be deducted from any deposits held by Lender as additional security for this Note. Nothing herein is intended to or shall extend the due dates set forth for payments under this Note. Such late fee may be charged on any subsequent delinquent payment.

7.3	Should the Indebtedness or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection, Borrower agrees to pay, in addition to the principal, any late payment charge and interest due and payable hereunder, all costs of collecting or attempting to collect the Indebtedness, including reasonable attorneys’ fees and expenses and court costs, regardless of whether any legal proceeding is commenced hereunder, together with interest thereon at the Default Rate (as hereinafter defined) from the date paid or incurred by Note Holder until such expenses are paid by Note Holder.

7.4	Notwithstanding anything to the contrary herein set forth, in no event shall any interest payable under this Note exceed the maximum interest rate permitted under law or the rate that could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate that Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the interest rate hereinabove set forth, other charges, or the Default Rate (as hereinafter defined), as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Borrower agrees to an effective rate of interest that is the rate stated herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Borrower, or any benefit received or to be received by Note Holder, in connection with this Note.

8.	WAIVERS.

8.1	Borrower and all parties who may become eligible for the payment of all or any part of the Indebtedness, whether principal, surety, guarantor, pledgor, or endorser, hereby waive demand, notice of demand, presentment for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, notice of dishonor, protest, notice of protest and non-payment and all other notices of any kind, except for notices expressly provided for in this Note.

8.2	The liability of Borrower, any guarantor, pledgor or endorser shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Note Holder, including, but not limited to any extension of time, renewal, waiver or other modification. No release of any security for the Indebtedness or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage and other Loan Documents, or any other guaranty or instrument made by agreement of Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower and any other person or entity who may become liable for the payment of all or any part of the Indebtedness under this Note.

8.3	No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Note Holder to take further action without further notice or demand on Borrower as provided for in this Note. Any failure of the Note Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Lender or any Note Holder may accept late payment, or partial payment, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by Borrower therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Note Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.4	BORROWER AND EACH ENDORSER AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN CLAYTON COUNTY, GEORGIA. BORROWER AND EACH ENDORSER CONSENT TO AND SUBMIT TO THE JURISDICTION OF SUCH COURTS OVER THE SUBJECT MATTER, WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL OR REPUTABLE OVERNIGHT DELIVERY SERVICE DIRECTED TO BORROWER OR SUCH ENDORSER AT ITS ADDRESS SET FORTH ABOVE OR TO ANY OTHER ADDRESS AS MAY APPEAR IN LENDER’S RECORDS AS THE ADDRESS OF BORROWER OR SUCH ENDORSER.

8.5	IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, BORROWER AND EACH ENDORSER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE, THE MORTGAGE OR ANY OTHER LOAN DOCUMENT, OR ANY ACTS OR OMISSIONS OF NOTE HOLDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND EACH ENDORSER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.

8.6	BORROWER AND EACH ENDORSER ALSO WAIVE (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, OTHER THAN A MANDATORY OR COMPULSORY COUNTERCLAIM, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

9.	PREPAYMENT.

9.1	Borrower has the right to prepay the principal of this Note in whole or in part at any time before it is due. Such prepayment of Principal is known as a “Prepayment.” When Borrower tenders a Prepayment, Borrower will tell Note Holder that it is doing so. Borrower may not make a Prepayment at any time that Borrower has not made all current monthly payments then due under the term of this Note.

9.2	Borrower may make a Prepayment without paying a Prepayment charge. The Note Holder will apply the Prepayment to the outstanding Principal under this Note. However, Note Holder may first apply a Prepayment as provided in Section 5 hereof.

9.3	Notwithstanding the foregoing, if Borrower chooses to make a Prepayment of the loan prior to the date which is 3 months from the date of this Note, Borrower will still be responsible to Note Holder for all interest due to Note Holder under the terms of this Note up and through said 3 month period.

10.	NOTICES.

10.1	All notices to be given pursuant to this Note shall be in writing and sufficient if given by personal in-hand service, by reputable overnight delivery service, or by being mailed postage prepaid, by registered or certified mail, to such party’s address first herein above set forth, along with a copy to Lender’s attorney Silke Hynes , Esq., 1300 E. 9th St., Suite 800, Cleveland, OH 44114. Notices by registered or certified mail shall be considered delivered and become effective upon the earlier of receipt or 3 days after mailing thereof. Notices by personal hand delivery shall be considered delivered and become effective on the day delivered or refused. Notices by overnight delivery service shall be considered delivered and become effective on the next business day after being sent. Notices may be given by a party's attorneys or agents with the same force and effect as though given by such party.

11.	MISCELLANEOUS.

11.1	Time shall be of the essence with respect to all provisions of this Note.

11.2	Borrower represents that Borrower has full power, authority and legal right to execute and deliver this Note, and that this Note constitutes the valid and binding obligations of Borrower.

11.3	Wherever pursuant to this Note it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, without limitation, reasonable legal fees and disbursements of Note Holder with respect to retained firms and the reimbursement of the expenses of Note Holder’s in-house staff or counsel. Borrower shall pay to Note Holder on demand any and all expenses, including reasonable legal expenses and attorneys’ fees, incurred or paid by Lender in enforcing this Note.

11.4	This Note cannot be changed, modified, amended, waived, extended, discharged or terminated orally or by estoppel or waiver, regardless of any claimed partial performance referable thereto, or by any alleged oral modification or by any act or failure to act on the part of Borrower or Note Holder.

11.5	The agreements contained herein shall remain in full force and effect, notwithstanding any changes in the individuals or entities comprising Borrower, and the term Borrower, as used herein, shall include any alternate or successor entity, but any predecessor entity, and its partners, members or managers, as the case may be, shall not thereby be released from any liability. Nothing in the foregoing shall be construed as consent to, or a waiver of, any prohibition or restriction on transfers of interests in Borrower which may be set forth in this Note, the Mortgage or the Loan Documents.

11.6	Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provision hereof.

11.7	If any paragraph, clause or provision of this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such voidness, invalidity or unenforceability will not affect the remaining paragraphs, clauses and provisions of this Note, which shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

11.8	If more than one person is named in this Note as Borrower, each obligation of Borrower shall be the joint and several obligation of such party or entity.

11.9	The terms and provision of this Note shall be binding upon and inure to the benefit of Borrower and Note Holder and their respective heirs, executors, legal representatives, successors, successors-in-title, and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms Borrower and Lender shall be deemed to include their respective heirs, executors, legal representative, successors, successors-in- title, and assigns, whether by voluntary action of the parties or by operation of law.

11.10	All the terms and words used in this Note, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Note or any paragraph or clause herein may require, the same as if such word had been fully and properly written in the correct number and gender.

11.11	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Documents.

11.12	This Note shall be governed by and construed in accordance with the laws of the State of Georgia.

12.	STATE SPECIFIC PROVISION(S).

12.1	From and after the occurrence of an Event of Default, regardless of whether or not there has been a notice of default issued by the Note Holder, interest shall accrue on the outstanding Principal Sum, and shall be payable, at a rate equal to 24%, which shall not exceed the maximum interest rate allowed by law (the “Default Rate”). Should the Default Rate named herein exceed the maximum interest rate allowed by law then it is the parties intention that the Default Rate shall be calculated at the maximum interest rate allowed by law.

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IN WITNESS WHEREOF, the Borrower, by and through the Borrower’s authorized signatory, has executed and delivered this Promissory Note to the Lender on June 29, 2023.

BORROWER:
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC, an individual series of Landa App LLC, a Delaware series limited liability company

By:	Landa Holdings Inc., a Delaware Corporation
Its:	Sole Member and Manager

By:	Yishai Cohen
Its:	Chief Executive Officer

NOTARIAL CERTIFICATE

STATE OF	)
) SS:
COUNTY OF	)

An oath was administered to the signer with regard to the notarial act.

The foregoing Instrument was sworn and subscribed before me this                day of                      , 2023 by Yishai Cohen, the Chief Executive Officer of Landa Holdings Inc., a Delaware Corporation, the Sole Member and Manager, of Landa App LLC - 1007 Leeward Way Jonesboro GA LLC, an individual series of Landa App LLC, a Delaware series limited liability company.

[NOTARIAL SEAL]	Notary Public
State of